EXECUTION VERSION

This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (the “Intercreditor Agreement”) dated as of even date herewith, among  Wells Fargo Preferred Capital, Inc., as agent for the Subordinated Creditors referred to therein, Bank of Montreal, as agent for the Senior Creditors referred to therein, and World Acceptance Corporation, to the Senior Debt described in the Intercreditor Agreement, and each holder of this instrument, by its acceptance hereof, shall be bound by the provisions of the Intercreditor Agreement.

Subordinated Credit Agreement

by and among

World Acceptance Corporation,

the Lenders parties hereto,

and

Wells Fargo Preferred Capital, Inc., as Administrative Agent

Dated as of September 17, 2010

Table Of Contents

-ii-

-iii-

EXHIBITS AND SCHEDULES
Exhibit A	—	Borrowing Base Certificate
Exhibit B	—	Annual Compliance Certificate
Schedule 1.1	—	Commitments
Schedule 6.2	—	Subsidiaries
Schedule 6.8	—	Pending Litigation
Schedule 6.9	—	Pending Tax Disputes
Schedule 6.11	—	Existing Indebtedness for Borrowed Money
Schedule 8.11	—	Existing Liens

-iv-

SUBORDINATED CREDIT AGREEMENT

This Subordinated Credit Agreement is entered into as of September 17, 2010, by and among World Acceptance Corporation, a South Carolina corporation (the “Borrower”), the several financial institutions from time to time party to this Agreement as Lenders, and Wells Fargo Preferred Capital, Inc., as Administrative Agent.  All capitalized terms used herein without definition shall have the same meanings herein as such terms as are defined in Section 5.1 hereof.

Preliminary Statements

The Borrower has requested and the Administrative Agent and the Lenders have agreed to make available to  the Borrower a secured non-revolving line of credit, all on the terms and subject to the conditions set forth herein.

Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1         The Credit.

Section 1.1.            The Credit. Subject to the terms and conditions hereof, the Lenders agree to extend a non-revolving line of credit (the “Credit”) to the Borrower in an aggregate principal amount at any one time outstanding not to exceed the lesser of (A) the Commitments and (B) the Borrowing Base as then determined and computed, which may be availed of by the Borrower in its discretion from time to time to but not including the Termination Date.  The aggregate amount of the Credit that a Lender agrees to extend to the Borrower shall be the aggregate amount of its Commitment.  The obligations of the Lenders hereunder are several and not joint, and no Lender shall under any circumstances be obligated to extend credit hereunder in excess of its Commitment.  Each Borrowing of Loans shall be made ratably from the Lenders in proportion to their respective Commitments.

SECTION 2          General Provisions Applicable to Loans.

Section 2.1.              Interest Rate.  Each Loan made by a Lender shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Base Rate from time to time in effect plus the Applicable Margin, payable quarterly in arrears on the fifth (5th) day of each January, April, July and October in each year (commencing on the first such date occurring after the date hereof) and at maturity (whether by acceleration or otherwise); provided, however, during each period that the outstanding principal balance of the Loans is less than $30,000,000 (“Minimum Balance”), the Borrower shall pay interest at such rate per annum based upon the Minimum Balance.

Section 2.2.              Minimum Borrowing Amounts.  Each Borrowing of Loans shall be in an amount not less than $1,000,000, or any larger amount that is an integral multiple of $100,000.

Section 2.3.              Borrowing Procedures.

(a) Notice to the Administrative Agent.  The Borrower shall notify the Administrative Agent not later than 11:00 a.m. (Iowa time), on the date of each requested Borrowing, specifying the date, amount and purpose of the Borrowing.  Such notice shall be submitted via the Administrative Agent’s online automatic request system and shall be certified by the president or treasurer (or such other authorized Person as the Borrower directs from time to time) of the Borrower.

              (b)Notice to the Lenders.  The Administrative Agent shall give prompt (but in any event by 12:00 noon (Iowa time)) telephonic or telecopy notice to each of the Lenders of any borrowing request received pursuant to Section 2.3(a) above.

              (c)Limitation on Borrowing Requests.  Notwithstanding anything to the contrary contained herein and following the initial Borrowing on the date hereof, the Borrower may request no more than one (1) Borrowing per fiscal quarter.

              (d)Disbursement of Loans.  Not later than 1:00 p.m. (Iowa time) on the date of any Borrowing of Loans, each Lender shall make available its Loan in funds immediately available in Des Moines, Iowa at the principal office of the Administrative Agent.  Subject to Section 7 hereof, the Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Des Moines, Iowa (or at such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower’s Designated Disbursement Account or as the Borrower and the Administrative Agent may otherwise agree.

Section 2.4.              RESERVED

Section 2.5.              Maturity of Loans.  Each Loan, both for principal and interest not sooner paid, shall mature and become due and payable by the Borrower on the Termination Date.

Section 2.6.              Prepayments.

(a)  Voluntary.  Except as may be required by Section 2.6(b) below, the Borrower shall not have the privilege of making any prepayment of the Loans through and including the second anniversary of the date of this Agreement.  Thereafter, the Borrower shall have the privilege of prepaying without premium or penalty (except as expressly set forth below) and in whole or in part (but, if in part, then in an amount not less than $100,000) any Borrowing of Loans at any time on any Business Day upon at least five (5) Business Days prior written notice to the Administrative Agent.  Notwithstanding the foregoing, in the event the Borrower repay the Loan in full prior to the Maturity Date or the Obligations are accelerated following the occurrence of an Event of Default, the Borrower shall pay to Administrative Agent for the ratable benefit of the Lenders a sum equal to the following as a termination fee (the “Termination Fee”): (a) 1.0% of (i) the then applicable Commitments minus (ii) any previous principal repayments, plus (b) the amount of interest that would accrue on an amount equal to the Minimum Balance from the date of such repayment through and including the Maturity Date based upon the then per annum rate of interest applicable on the date of such repayment pursuant to Section 2.1.  The Borrower acknowledges that the Termination Fee is an estimate of the Lenders’ damages in the event of early termination and is not a penalty.

              (b)Mandatory.

(i) Concurrently with each reduction of the Commitments, the Borrower shall prepay the Notes by the amount, if any, necessary so that the aggregate outstanding principal balance of the Notes shall not exceed the Commitments as so reduced, each such prepayment to be made by the payment of the principal amount to be prepaid.

(ii)  The Borrower covenants and agrees that in the event that the outstanding principal amount of the Notes shall at any time and for any reason exceed the Borrowing Base as then determined and computed, the Borrower shall immediately upon the demand of the Administrative Agent or the Required Lenders to the extent permitted pursuant to the Intercreditor Agreement pay over the amount of the excess to the Administrative Agent for the account of the Lenders as and for a mandatory prepayment on the Notes.

              (c)Reborrowings.  Amounts paid or prepaid on the Loans on or before the Termination Date may not be borrowed again.

Section 2.7.             Default Rate.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans at a rate per annum equal to the sum of 2% plus the then applicable rate of interest pursuant to Section 2.1 hereof; provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower.  While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 2.8.              The Notes.

(a) The Loans made to the Borrower by a Lender shall be evidenced by a promissory note of the Borrower in form and substance acceptable to Administrative Agent.  Each such promissory note as the same may from time to time be amended together with any notes executed in replacement thereof are hereinafter referred to individually as a “Note” and collectively as the “Notes”.  Such Note shall be dated the date of issuance thereof and payable to the order of each Lender in the principal amount of its Commitment.

              (b)Each Lender shall record on its books or records or on a schedule to the Note held by it the amount of each Loan made by it to the Borrower and all payments of principal and interest and the principal balance from time to time outstanding thereon; provided that prior to the transfer of any Note all such amounts shall be recorded on a schedule to such Note.  The record thereof, whether shown on such books or records of a Lender or on a schedule to any Note, shall be prima facie evidence as to all such amounts; provided, however, that the failure of any Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it hereunder together with accrued interest thereon.

Section 2.9               Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then (a) during any Defaulting Lender Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and such Defaulting Lender’s Commitments shall be excluded for purposes of determining “Required Lenders” (provided that the foregoing shall not permit an increase in such Lender’s Commitments or an extension of the maturity date of such Lender’s Loans or other Obligations or a reduction of principal, interest, or fees due such Lender without such Lender’s consent); (b) to the extent permitted by applicable law, until such time as the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero, any voluntary prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding; (c) such Defaulting Lender’s Commitments and outstanding Loans shall be excluded for purposes of calculating any unused fee payable to Lenders pursuant to Section 3.1 in respect of any day during any Defaulting Lender Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any unused fee pursuant to Section 3.1 with respect to such Defaulting Lender’s Commitment in respect of any Defaulting Lender Period with respect to such Defaulting Lender; and (d) the utilization of Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Loans of such Defaulting Lender.  No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section, performance by the Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section.  The rights and remedies against a Defaulting Lender under this Section are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender and which the Administrative Agent or any Lender may have against such Defaulting Lender.

SECTION 3          Fees, Extensions and Applications.

Section 3.1.              Unused Fee.  The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders an unused fee at the rate of (a) if the Usage Rate for a month is less than 65%, 37.5 basis points per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily unused portion of the maximum amount of the then applicable Commitments hereunder (less any previous principal repayments) and (b) if the Usage Rate for a month is equal to or greater than 65%, 25 basis points per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily unused portion of the maximum amount of the Commitments hereunder.  Such unused fee is payable in arrears on fifth (5th) day of each January, April, July and October in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the fees for the period to the date of such termination in whole shall be paid on the date of such termination.

Section 3.2.              Audit Fees.  Following the occurrence of an Event of Default or Default, the Borrower shall pay to the Administrative Agent for its own use and benefit charges for audits of the Property of Borrower and its Restricted Subsidiaries performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar audits).

Section 3.3.              Commitment Fee.  The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders a non-refundable commitment fee in an amount equal to $487,500, of which $250,000 was paid by the Borrower prior to the date hereof and the remaining portion equal to $237,500 shall be payable on or prior to the effectiveness of this Agreement.

Section 3.4.             Place and Application of Payments.  All payments of principal of and interest on the Loans and all payments of fees and all other amounts payable under this Agreement shall be made to the Administrative Agent by no later than 1:00 p.m. (Iowa time) at the principal office of the Administrative Agent in Des Moines, Iowa (or such other location as the Administrative Agent may designate to the Borrower) for the benefit of the Lenders.  Any payments received after such time shall be deemed received by the Administrative Agent on the next Business Day.  All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans or fees ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

Anything contained herein to the contrary notwithstanding, subject to the terms of the Intercreditor Agreement all payments and collections received in respect of the Obligations and all proceeds of the Collateral (solely on and after the Grant Date) and payments or collections on any guaranties received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

                 (a)first, to the payment of any outstanding costs and expenses incurred by the Collateral Agent or the Administrative Agent in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral on and after the Grant Date or in protecting, preserving or enforcing rights under this Agreement or any other Loan Document, and in any event including all costs and expenses of a character which the Borrower has agreed to pay to the Administrative Agent and the Collateral Agent under Sections 9.5 and 12.13 hereof (such funds to be retained by the Administrative Agent or the Collateral Agent, as the case may be for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments therefor made to the Administrative Agent or the Collateral Agent);

                 (b)second, to the payment of any outstanding interest or other fees or amounts due under the Notes or this Agreement other than for principal, ratably as among the Administrative Agent and the Lenders in accord with the amount of such interest and other fees or amounts owing each;

                 (c)third, to the payment of the principal of the Notes, pro rata as among the Lenders in accord with the then respective unpaid principal balances thereof;

                 (d)fourth, to the Administrative Agent and the Lenders ratably in accord with the amounts of any other indebtedness, obligations or liabilities of the Borrower owing to each of them unless and until all such indebtedness, obligations and liabilities have been fully paid and satisfied;

                 (e)fifth, to the Borrower or whoever else may be lawfully entitled thereto.

Section 3.5              Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent or any WFPC Affiliate for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.

SECTION 4          The Collateral and Guaranties.

Section 4.1.              The Collateral. On and after the Grant Date, the Obligations shall be secured by valid and perfected Liens on Property of the Borrower and each of Restricted Subsidiary (other than the Insurance Subsidiary) described in, and pursuant to the terms of, the Company Security Agreement and the Subsidiary Security Agreement in favor of the Collateral Agent for the benefit of the Administrative Agent and the Lenders, in each case subject only to the Liens securing the Revolving Obligations.  The Borrower covenants and agrees that it will, and will cause each of such Restricted Subsidiaries to, comply with all terms and conditions of each of the Collateral Documents and that it will, and will cause each of its Restricted Subsidiaries to, at any time and from time to time, at the request of the Administrative Agent or the Required Lenders on or after the Grant Date, execute and deliver such instruments and documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or protect or perfect the Lien of the Collateral Agent in the Collateral.

Section 4.2.              Subsidiary Guaranties. Payment of the Obligations shall at all times be guarantied by each of the Restricted Subsidiaries (other than the Insurance Subsidiary) pursuant to the Subsidiary Guaranty Agreement.

Section 4.3.              Further Assurances.  The Borrower agrees that it shall, and shall cause each Restricted Subsidiaries (other than the Insurance Subsidiary) to, from time to time at the request of the Administrative Agent or the Collateral Agent on or after the Grant Date, execute and deliver such documents and do such acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to provide for or perfect or protect such Liens on the Collateral.  In the event the Borrower or any Restricted Subsidiary (other than the Insurance Subsidiary) forms or acquires any other Subsidiary after the date hereof, except as otherwise provided in Sections 4.1 and 4.2 above, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a joinder to the Subsidiary Guaranty Agreement and such Collateral Documents as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent and the Collateral Agent, or cause such Subsidiary to deliver to the Administrative Agent and the Collateral Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent or the Collateral Agent in connection therewith

SECTION 5          Definitions; Interpretation.

Section 5.1.              Definitions.  The following terms when used herein have the following meanings:

“Administrative Agent” means Wells Fargo Preferred Capital, Inc. and any successor pursuant to Section 11.8 hereof.

“Affiliate” shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock (determined by number of shares or by number of votes) of the Borrower or (iii) 5% or more of the Voting Stock (determined by number of shares or by number of votes) (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Borrower or a Subsidiary.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agreement” means this Subordinated Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Annual Compliance Certificate” means a certificate in the form of Exhibit B hereto.

“Applicable Margin” means 4.875%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.10 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Base Rate” means the one (1) month London Interbank Offered Rate for any day as found in the Wall Street Journal, Interactive Edition, or any successor edition or publication; provided any change in the LIBOR Rate during a calendar month that exists as of the last Business Day of a calendar month shall take effect for purposes of Section 2.1 hereof on the first (1st) day of the immediately following month.

“Borrower” means World Acceptance Corporation, a South Carolina corporation.

“Borrowing” means the total of Loans made by one or more Lenders to the Borrower on a single date.  Borrowings of Loans are made ratably from each of the Lenders according to their Commitments.

“Borrowing Base” means, as of any time it is to be determined, an amount equal to (a) the product of 85% multiplied by the remainder of (x) the then outstanding unpaid amount of Eligible Finance Receivables minus (y) all unearned finance charges and unearned insurance premiums and insurance commissions applicable to such Eligible Finance Receivables, minus (b) the then outstanding principal balance of the Revolving Obligations, minus (c) the Mark-To-Market Hedging Liability, minus, (d) the then outstanding principal balance owing under the Convertible Notes (net of any repayments or repurchases then being made), minus (e) without duplication and excluding the Obligations and solely prior to the Grant Date, all other unsecured on-balance sheet Indebtedness of the Borrower and its direct and indirect Subsidiaries (including accrued liabilities and taxes) as reflected on the Borrower’s most recent financial statements delivered pursuant to Section 8.20.

“Business Day” means any day other than a Saturday or Sunday on which Lenders are not authorized or required to close in Des Moines, Iowa.

“Capitalized Lease” means any lease obligation for Rentals with respect to which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

“Capitalized Rentals” of any Person means, as of the date of any determination thereof, the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be required to be reflected under GAAP as a liability on the balance sheet of such Person.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 40% or more of the outstanding capital stock or other equity interests of the Borrower on a fully-diluted basis, (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Borrower on the date hereof (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the date hereof or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Borrower, shall occur or (c) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money of the Borrower or any Subsidiary aggregating $2,000,000 shall occur.

 “Code” means the Internal Revenue Code of 1986, as amended and any successor statute thereto.

“Collateral” means all properties, rights, interests and privileges from time to time subject to the Liens granted to the Collateral Agent for the benefit of the Lenders pursuant to the Collateral Documents on and after the Grant Date.  For the avoidance of doubt, Collateral Agent shall have no Lien on the Property of the Borrower or any Restricted Subsidiary until on and after the Grant Date.

“Collateral Agent” means Wells Fargo Preferred Capital, Inc., and its successors and assigns under the Company Security Agreement, the Subsidiary Guaranty Agreement and the Subsidiary Security Agreement.

“Collateral Documents” means the Company Security Agreement, the Subsidiary Security Agreement, the Subsidiary Guaranty Agreement and all other security agreements, financing statements and other documents as shall from time to time secure or guarantee or relate to the Obligations or any part thereof.

“Commitment" means, as to any Lender, the obligation of such Lender to make Loans under the Credit in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

 “Company Security Agreement” means that certain Security Agreement, Pledge and Indenture of Trust dated as of the date hereof, between the Borrower and the Collateral Agent, as the same may from time to time be amended, modified, or further restated, together with any supplements thereto delivered pursuant to the terms thereof.

“Consolidated Adjusted Net Income” for any period Consolidated Net Income, but excluding in any event:

                 (a)any gains or losses on the sale or other disposition of investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

                 (b)the proceeds of any life insurance policy;

                 (c)net earnings and losses of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;

                 (d)net earnings and losses of any Person (other than a Restricted Subsidiary), substantially all the assets of which have been acquired in any manner, realized by such other Person prior to the date of such acquisition;

                 (e)net earnings and losses of any Person (other than a Restricted Subsidiary) with which the Borrower or a Restricted Subsidiary shall have consolidated or which shall have merged into or with the Borrower or a Restricted Subsidiary prior to the date of such consolidation or merger;

                 (f)net earnings of any Unrestricted Subsidiary or other business entity (other than a Restricted Subsidiary) in which the Borrower or any Restricted Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Restricted Subsidiary in the form of cash distributions;

                 (g)any portion of the net earnings of any Restricted Subsidiary (other than the Insurance Subsidiary) which for any reason is unavailable for payment of dividends to the Borrower or any other Restricted Subsidiary;

                 (h)earnings resulting from any reappraisal, revaluation or write-up of assets;

                 (i)any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

                 (j)any gain arising from the acquisition of any Securities of the Borrower or any Restricted Subsidiary;

                 (k)any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period; and

                 (l)any portion of the net earnings of the Insurance Subsidiary in excess of $500,000 (on a cumulative basis) which has not actually been distributed to the Borrower in the form of cash.

“Consolidated Adjusted Net Worth” at any date means:

                 (a)as to any corporation, the amount of capital stock liability plus (or minus in the case of a deficit) the capital surplus and earned surplus of the Borrower and its Restricted Subsidiaries on a consolidated basis, and as to any partnership or limited liability company, the capital account of the Borrower and its Restricted Subsidiaries on a consolidated basis; less (without duplication)

                 (b)the net book value, after deducting any reserves applicable thereto, of all items of the following character which are included in the assets of the Borrower and its Restricted Subsidiaries, to wit:

                 (i)all real property, fixed assets, unamortized leasehold improvements and furniture, fixtures and equipment other than property held for immediate sale, lease or other liquidation which has been held by the Borrower or a Restricted Subsidiary for less than 90 days;

                 (ii)all deferred charges (other than deferred Federal income taxes and deferred investment tax credits) and prepaid expenses other than prepaid interest, prepaid taxes and prepaid insurance premiums;

                 (iii)treasury stock;

                 (iv)unamortized debt discount and capitalized expense and unamortized stock discount and capitalized expense;

                 (v)good will, organizational or experimental expense, patents, trademarks, copyrights, trade names and other intangibles;

                 (vi)Minority Interests;

                 (vii)“direct loan origination costs” as set forth in FASB 91;

                 (viii)all Restricted Investments and all Investments in Unrestricted Subsidiaries;

                 (ix)the excess, if any, of (A) net charge-offs of the Borrower and its Restricted Subsidiaries over the twelve-month period ending with such date over (B) reserves for credit losses of the Borrower and its Restricted Subsidiaries as at such date; and

                 (x)any surplus resulting from any write-up in the book value of assets of the Borrower or any Restricted Subsidiary subsequent to March 31, 2010.

“Consolidated Net Income” for any period means the gross revenues of the Borrower and its Restricted Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis in accordance with GAAP consistently applied and after eliminating earnings or losses attributable to outstanding Minority Interests.

“Consolidated Net Worth” means, as of the date of any determination thereof, the total assets of the Borrower and its Restricted Subsidiaries less the total liabilities of the Borrower and its Restricted Subsidiaries determined in accordance with GAAP, it being understood and agreed that foregoing shall be determined exclusive of interests in Unrestricted Subsidiaries.

“Consolidated Tangible Net Worth” means, as of the date of any determination thereof, Consolidated Net Worth less intangible assets of the Borrower and its Restricted Subsidiaries determined in accordance with GAAP, it being understood and agreed that foregoing shall be determined exclusive of interests in Unrestricted Subsidiaries.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Convertible Notes” means those certain unsecured Convertible Notes in the original aggregate principal amount of up to $110,000,000  issued prior to the date hereof and maturing October 1, 2011, issued pursuant to the Convertible Notes Indenture.

“Convertible Notes Indenture” means the Indenture to be entered into by the Borrower pursuant to, and on terms and conditions substantially the same as are described in, the Convertible Notes Offering Memorandum, as the same may be amended or modified in accordance with the terms thereof and of this Agreement.

“Convertible Notes Offering Memorandum” means the Offering Memorandum of the Borrower dated October 3, 2006, relating to the issuance of the Convertible Notes and delivered to the Lenders pursuant to the terms of the Second Amendment to Amended and Restated Credit Agreement dated as of October 2, 2006, by and among the Borrower, the Lenders, and the Administrative Agent.

“Credit” is defined in Section 1.1 hereof.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder (herein, a “Defaulted Loan”) within two (2) Business Days of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for such Lender.

“Defaulting Lender Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders other than such Defaulting Lender had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Defaulting Lender Period” means, with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date on which (a) such Defaulting Lender is no longer insolvent, the subject of a bankruptcy or insolvency proceeding or, if applicable, under the direction of a receiver or conservator, (b) the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or otherwise), and (c) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments.

“Designated Disbursement Account” means the account of the Borrower maintained with the Administrative Agent or its Affiliate and designated in writing to the Administrative Agent as the Borrower’s Designated Disbursement Account (or such other account as the Borrower and the Administrative Agent may otherwise agree).

“EBIT” for any period means the sum of (a) Consolidated Adjusted Net Income during such period plus (to the extent deducted in determining Consolidated Adjusted Net Income), (b) all provisions for any Federal, state or other income taxes made by the Borrower and its Restricted Subsidiaries during such period, and (c) all Interest Charges on all Indebtedness (including the interest component of Capitalized Rentals) of the Borrower and its Restricted Subsidiaries.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld, conditioned or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Finance Receivables” means and includes each Finance Receivable of the Borrower or any Restricted Subsidiary (excluding any Insurance Subsidiary) that:

                 (a)is a loan originated in the United States of America payable in U.S. dollars and is the valid, binding and legally enforceable obligation of the debtor obligated thereon and such debtor is not (i) an Affiliate of the Borrower or of any Restricted Subsidiary, (ii) a shareholder, director, officer or employee of the Borrower or of any Restricted Subsidiary or of any Affiliate of the Borrower or any Restricted Subsidiary, (iii) the United States of America or any department, agency or instrumentality thereof unless the Borrower or such Restricted Subsidiary has complied with the Assignment of Claims Act to the satisfaction of the Administrative Agent, (iv) a debtor under any proceeding under the United States Bankruptcy Code or any other comparable bankruptcy or insolvency law applicable under the law of any other country or political subdivision thereof, or (v) an assignor for the benefit of creditors;

                 (b)is assignable and not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to the collateral agent for the holders of the Revolving Obligations prior to the payment in full of the Revolving Obligations and thereafter to the Collateral Agent (solely on and after the Grant Date) or;

                 (c)on and after the Grant Date, is subject to a perfected Lien pursuant to the Company Security Agreement or the Subsidiary Security Agreement, as appropriate, in favor of the Collateral Agent for the benefit of the Lenders, and is free and clear of any other Lien other than (i) the first priority Lien in favor of Revolving Agent to secure the Revolving Obligations Liens and (ii) such other Liens permitted under Sections 8.11(e) and 8.11(g) of this Agreement;

                 (d)is net of any credit or allowance given by the Borrower or such Restricted Subsidiary to such account debtor;

                 (e)is not subject to any offset, counterclaim or other defense with respect thereto;

                 (f)is not owed by an account debtor who is obligated on accounts owed to the Borrower or such Restricted Subsidiary any portion of which is unpaid 60 days or more after the contractual due date (which must be issued in accordance with the Borrower’s or such Restricted Subsidiary’s business practices in effect as of the date hereof) unless the Administrative Agent has approved the continued eligibility thereof; and

                 (g)is subject to loan and security documentation which complies in all respects with all applicable federal, state and local laws, rules and regulations.

“Environmental Legal Requirement” means any international, Federal, state or local statute, law, regulation, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including without limitation, those relating to releases, discharges or emissions to air, water, land or ground water, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to the property of the Borrower or any of its Subsidiaries or the operation, construction or modification of any thereof, including, without limitation, the following:  the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Control Act, the Clean Air Act of 1966, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1977, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975 and the Oil Pollution Act of 1990 and any similar or implementing state law, and any state statute and any further amendments to these laws, providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof and all rules, regulations, guidance documents and publication promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“Event of Default” means any of the events or circumstances specified in Section 9.1 hereof.

“Finance Receivable” means each Receivable of the Borrower or any Restricted Subsidiary that arises in the ordinary course of its finance company business and represents amounts due in respect of loans made by the Borrower or such Restricted Subsidiary to the debtor obligated thereon.

“Fixed Asset Financing” means the acquisition by the Borrower of one or more fixed assets in an aggregate amount not to exceed $1,500,000, which financing (a) shall amortize over time and not be subject to being re-borrowed and (b) may be secured by the fixed assets so acquired.

“Fixed Charges” for any period means, on a consolidated basis, the sum of (a) all Rentals (other than Capitalized Rentals) payable during such period by the Borrower and its Restricted Subsidiaries, and (b) all Interest Charges on all Indebtedness (including the interest component of Capitalized Rentals) of the Borrower and its Restricted Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally acceptable accounting principles at the time in the United States.

“Governing Documents” means, collectively, the charter instruments, by-laws, partnership agreements, operating agreements and other similar documents prescribing the internal governance of the Borrower and each Restricted Subsidiary.

“Grant Date” means the date on which all obligations owing under the Convertible Notes have been repaid.

“Guaranties” by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation, of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person:  (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof.  For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for Borrowed Money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for Borrowed Money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

“Hazardous Substances” means any hazardous or toxic material, substance or waste pollutant or contaminant which is regulated as such under any statute, law, ordinance, rule or regulation of any Federal, regional, state or local authority having jurisdiction over the property of the Borrower or any Subsidiary or its use, including but not limited to any material, substance or waste which is:  (a) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S.C. §1317), as amended, (b) regulated as a hazardous waste under Section 1004 of the Federal Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), as amended, (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes, or (e) petroleum or products derived therefrom.

“Indebtedness” of any Person means and includes all obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (b) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (d) Capitalized Rentals, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, and (f) Guaranties of obligations of others of the character referred to in this definition.

“Indebtedness for Borrowed Money” of any Person means (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets, (b) all Capitalized Rentals of such Person, and (c) all Guaranties by such Person of Indebtedness for Borrowed Money of others, it being understood that Indebtedness for Borrowed Money shall not include trade payables in the ordinary course of business.

“Insurance Subsidiary” means any one Subsidiary (a) which is organized under the laws of the British Virgin Islands or such other jurisdiction as shall be consented to in writing by the Required Lenders, (b) which conducts substantially all of its business and has substantially all of its assets within the British Virgin Islands or such other jurisdiction as shall be consented to in writing by the Required Lenders, (c) of which 100% (by number of votes) of the Voting Stock (except for directors’ qualifying shares) is owned by the Borrower, and (d) which is engaged in the business of reinsuring the credit insurance written by the Subsidiaries of the Borrower.

“Intercreditor Agreement” means that certain Subordination and Intercreditor Agreement dated the date hereof by and among the Administrative Agent, Revolving Agent, the Borrower and the Restricted Subsidiaries, as the same may from time to time be amended, modified, restated or supplemented from time to time.

“Interest Charges” for any period means all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made.

“Investments” means all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that “Investments” shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

“Lender” means each bank and other financial institution signatory hereto and each assignee bank or other financial institution pursuant to Section 12.10(c) hereof.

“Lien” means any interest in Property securing an obligation owed to a Person, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest arising from a mortgage, security agreement, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  The term “Lien” includes reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions and encumbrances, including but not limited to mechanics’, materialmen’s, warehousemen’s, carriers’ and other similar encumbrances, affecting Property.  For the purposes of this Agreement, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Loan” means and includes loans made under the Credit and each of them singly.

“Loan Documents” means this Agreement, the Notes, the Intercreditor Agreement, the Subsidiary Guaranty Agreement, the Collateral Documents, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Mark-To-Market Hedging Liability” means the aggregate mark-to-market liability of the Borrower and its Restricted Subsidiaries to any Person in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Borrower or such Restricted Subsidiary, as the case may be, may from time to time enter into with any Person and without the addition of any asset value with respect thereto.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System.

“Maturity Date” means September 17, 2015.

“Minimum Balance” is defined in Section 2.1 hereof.

“Minority Interests” means any shares of stock, partnership interests, membership interests or other equity interests of any class of a Restricted Subsidiary (other than directors’ qualifying shares as required by law) that are not owned by the Borrower and/or one or more of its Restricted Subsidiaries.  Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, by valuing Minority Interests constituting common stock at the book value of the capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock, and by valuing Minority Interests constituting partnership or limited liability company membership interests at the book value of such interest.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the same meaning as in ERISA.

“Net Income Available for Fixed Charges” for any period means Consolidated Adjusted Net Income during such period plus, to the extent deducted in determining Consolidated Adjusted Net Income, (a) all provisions for any Federal, state or other income taxes made by the Borrower and its Restricted Subsidiaries during such period, and (b) Fixed Charges of the Borrower and its Restricted Subsidiaries during such period.  “Notes” is defined in Section 2.8 hereof.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all other obligations of the Borrower or any Restricted Subsidiary to the Lenders or any Lender or the Administrative Agent or the Collateral Agent arising under the Loan Documents, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 8.4(b) hereof.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Operating Margin” means, as of the date of any determination thereof, the sum of the pretax net operating income of the Borrower and its Restricted Subsidiaries plus amortization of intangible assets of the Borrower and its Restricted Subsidiaries divided by the total revenue of the Borrower and its Restricted Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP, it being acknowledged and agreed that the foregoing shall be determined exclusive of the net operating income, amortization of intangible assets, and total revenue of each Unrestricted Subsidiary.

“PBGC” is defined in Section 6.12 hereof.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means with respect to the Borrower and each Subsidiary at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group, (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, or (c) under which a member of the Controlled Group has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years or by reason of being deemed a contributing sponsor under Section 4064 of ERISA.

“Pledged Collateral” shall have the meaning as defined in the Company Security Agreement or the Subsidiary Security Agreement, as the context may require.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

“Receivable” means all accounts receivable, receivables, contract rights, controls, instruments, notes, drafts, bills, acceptances, documents, chattel paper, general intangibles and all other forms of obligations owing to a Person.

“Rentals” means, as of the date of any determination thereof, all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the Property) payable by the Borrower or a Restricted Subsidiary, as lessee or sub-lessee, under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges.  Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“Required Lenders” means, as of the date of determination thereof, those Lenders holding at least 66 2/3% of the Commitments or, in the event that no Commitments are outstanding hereunder, those Lenders holding at least 66 2/3% in aggregate principal amount of the Loans outstanding hereunder.

“Restricted Investments” means all Investments other than the Investments permitted by paragraphs (a) through (f), both inclusive, of Section 8.18 hereof.

“Restricted Subsidiary” means the Insurance Subsidiary, if any, and any other Subsidiary (a) which is organized under the laws of the United States or any State thereof, (b) which conducts substantially all of its business and has substantially all of its assets within the United States, and (c) of which 100% (by number of votes) of the Voting Stock is owned by the Borrower and/or one or more Restricted Subsidiaries.

“Revolving Agent” means Bank of Montreal and any successor pursuant to Section 11.8 of the Revolving Credit Agreement.

“Revolving Credit Agreement” means that certain Amended and Restated Revolving Credit Agreement dated as of even date herewith among the Borrower, the several financial institutions from time to time party thereto as “Lenders” and Revolving Agent, as administrative agent, as the same may from time to time be amended, modified, or further restated, together with any supplements thereto delivered pursuant to the terms thereof, and all agreements entered into in connection with any permitted refinancing thereof as provided for in the Intercreditor Agreement.

“Revolving Obligations” means the Senior Debt (as defined in the Intercreditor Agreement).

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Security” shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

“Set-off” is defined in Section 12.7 hereof.

“Subordinated Debt” means all unsecured Indebtedness for Borrowed Money of the Borrower which (a) pursuant to its term matures on a date later than the Termination Date, (b) contains or has applicable thereto subordination provisions acceptable to the Required Lenders and (c) is also subordinated in right of payment to the Convertible Notes.

“Subsidiary” means any corporation or other entity of which more than fifty (50%) of the outstanding Voting Stock or comparable equity interests (including interests as a limited partner in a limited partnership) is at the time directly or indirectly owned by the Borrower, by one or more of its Subsidiaries, or by the Borrower and one or more of its Subsidiaries.

“Subsidiary Guaranty Agreement” means that certain Guaranty Agreement dated as of the date hereof, from the Restricted Subsidiaries, as the same may from time to time be amended, modified, or further restated, together with any supplements thereto delivered pursuant to the terms thereof.

“Subsidiary Security Agreement” means that certain Security Agreement, Pledge, and Indentures of Trust dated as of even date herewith, among each of the Restricted Subsidiaries (other than the Insurance Subsidiary) and the Collateral Agent, as the same may from time to time be amended, modified, or further restated, together with any supplements thereto delivered pursuant to the terms thereof.

“Termination Date” means the Maturity Date or such earlier date on which the Commitments are terminated in whole pursuant to Sections 9.3 or 9.4 hereof.

“Total Debt” means, at any time the same is to be determined, the aggregated amount (without duplication) of all Indebtedness for Borrowed Money of the Borrower and its Restricted Subsidiaries, including, without limitation, the Revolving Obligations, the Obligations,  obligations owing under the Convertible Notes and all Subordinated Debt.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unrestricted Subsidiary” means any Subsidiary that is not a Restricted Subsidiary.

“Usage Rate” means as of the end of each calendar month, the percentage equal to (a) the average outstanding principal balance of the Loans during such calendar month, divided by (b) the then applicable Commitment (less any previous principal repayments).

"Voting Stock” means Securities, or other equity interests, of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

 “Welfare Plan” means a “welfare plan,” as said term is defined in Section 3(1) of ERISA.

“WFPC Affiliate” means in relation to the Administrative Agent, any entity controlled, directly or indirectly, by Administrative Agent, any entity that controls, directly or indirectly, Administrative Agent or any entity directly or indirectly under common control with Administrative Agent.  For this purpose, “control” of any entity means ownership of a majority of the voting power of the entity.

“Wholly-Owned” means a Subsidiary of which all of the issued and outstanding shares of stock (other than directors’ qualifying shares as required by law) or other comparable equity interests shall be owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

Section 5.2.             Interpretation.  The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to times of day herein shall be references to Des Moines, Iowa time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP.

Section 5.3.              Change in Accounting Principles.  If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.6 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made.  No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles.  Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.  Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.  The Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt Accounting Standards Codification 825 or account for assets and liabilities acquired in an acquisition on a fair value basis pursuant to Accounting Standards Codification 805, all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Accounting Standards Codification 825 or Accounting Standards Codification 805.

SECTION 6          Representations and Warranties.

The Borrower represents and warrants to the Lenders as follows:

Section 6.1.              Organization and Qualification.  The Borrower is duly organized and validly existing in good standing under the laws of the State of South Carolina, has full and adequate corporate power to carry on its business as now conducted, is duly licensed or qualified and in good standing in each jurisdiction in which the nature of its business conducted or the nature of the Property owned or leased by it makes such licensing or qualification necessary.

Section 6.2.              Subsidiaries.  Each Subsidiary is a corporation, partnership, limited liability company or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it was incorporated or organized, has full and adequate corporate or other power to carry on its business as conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of its business as now conducted or proposed to be conducted or the nature of the Property owned or leased by it makes such licensing or qualification necessary.  Schedule 6.2 hereto identifies each Subsidiary of the Borrower as of the date hereof, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock or other equity interests and the number of shares or units of each class issued and outstanding.  All of the issued and outstanding shares of capital stock or other equity interest of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares are owned, beneficially and of record, by the Borrower or the relevant Restricted Subsidiary, all as set forth on said Schedule 6.2, free of any Lien except for Lien granted to the Collateral Agent under the Company Security Agreement on and after the Grant Date and, to the extent applicable, Subsidiary Security Agreement on and after the Grant Date and Liens permitted pursuant to Sections 8.11(e) and 8.11(g) hereof, and the first priority Lien in favor of Revolving Agent to secure the Revolving Obligations.  As of the date hereof, each Subsidiary is a Restricted Subsidiary other than WFC-TN, World Acceptance Corporation de México, S. de R.L. de C.V., and Servicios World Acceptance Corporation de México, S. de R.L. de C.V.  There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3.              Corporate Authority and Validity of Obligations.  The Borrower has full right and authority to enter into the Loan Documents to which it is a party, to make the borrowings herein provided for, on and after the Grant Date to grant to the Collateral Agent, for the benefit of the Lenders, the Liens described in the Collateral Documents, to issue its Notes and to perform all of its obligations hereunder and under the other Loan Documents.  Each Restricted Subsidiary has full right and authority to enter into the Loan Documents entered into by it, on and after the Grant Date to grant to the Collateral Agent, for the benefit of the Lenders, the Liens described in the Collateral Documents to which it is a party and to perform all of its obligations thereunder and under the other Loan Documents.  The Loan Documents delivered by the Borrower, and by each Restricted Subsidiary, have been duly authorized, executed and delivered by such Person and constitute valid and binding obligations of such Person enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law) and to the discretion of the court before which any proceedings may be brought; and the Loan Documents do not, nor does the performance or observance by the Borrower or any Restricted Subsidiary of any of the matters or things herein or therein provided for, contravene any provision of law or any Governing Documents of the Borrower or any Subsidiary or any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary or a substantial portion of their respective Properties.

Section 6.4.              Investment Company.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.5.             Use of Proceeds; Margin Stock.  The Loans hereunder shall be used by the Borrower (a) on the date hereof to repay certain existing Indebtedness of the Borrower and (b) thereafter, for general working capital purposes (including the repayment or purchase of Convertible Notes and purchase of the Borrower’s capital stock, in each case in amounts and upon terms approved by the Borrower’s board of directors (or similar governing body)).  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and neither the Borrower nor any of its Subsidiaries will use the proceeds of any Loan in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.

Section 6.6.              Financial Reports.  The consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at March 31, 2010, and the related statements of consolidated earnings, consolidated changes in shareholders’ equity and consolidated cash flows of the Borrower and its Subsidiaries for the year then ended and accompanying notes thereto, which financial statements are accompanied by the report of KPMG LLP, independent public accountants, have been prepared in accordance with GAAP applied on a consistent basis and fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of their operations and cash flows for the periods then ended.

Section 6.7.              No Material Adverse Change.  Since March 31, 2010, there has been no change in the condition, financial or otherwise, or business prospects of the Borrower and its Subsidiaries except changes in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.

Section 6.8.              Litigation.  Except as disclosed on Schedule 6.8 attached hereto, there is no litigation or governmental proceeding pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary which if adversely determined would (a) impair the validity or enforceability of, or impair the ability of the Borrower or any Restricted Subsidiary to perform its obligations under, this Agreement or any other Loan Document or (b) result in any material adverse change in the financial condition or Property, business or operations of the Borrower and its Subsidiaries taken as a whole.

Section 6.9.              Taxes.  All tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower or any Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid.  The Borrower does not know of any proposed additional tax assessment against it for which adequate provision in accordance with GAAP has not been made on its accounts.  The Federal income tax liability of the Borrower and its Subsidiaries has either been finally determined by the Internal Revenue Service and satisfied for all taxable years up to and including the taxable year ended December 31, 2005, or the applicable statute of limitations therefor has expired and, except as disclosed on Schedule 6.9 attached hereto, no material controversy in respect of additional income taxes due since said date is pending or to the knowledge of the Borrower threatened.  Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.10.           Approvals.  No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, or any approval or consent of the stockholders of the Borrower or from any other Person, is necessary to the valid execution, delivery or performance by the Borrower or any Restricted Subsidiary of this Agreement or any of the other Loan Documents.

Section 6.11.           Indebtedness and Liens.  Schedule 6.11 attached hereto correctly describes all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries outstanding as of the date hereof.  There are no Liens on any of the Property of the Borrower or any Subsidiary, except those which are permitted by Section 8.11 of this Agreement.

Section 6.12.           ERISA.  The Borrower and each Subsidiary are in compliance in all material respects with ERISA, to the extent applicable to them and have received no notice to the contrary from the Pension Benefit Guaranty Corporation (“PBGC”) or any other governmental entity or agency.  As of March 31, 2010, the liability of the Borrower and its Subsidiaries to PBGC in respect of Unfunded Vested Liabilities would not have been in excess of $0 if all employee pension benefit plans maintained by the Borrower and its Subsidiaries had been terminated as of such date.  No condition exists or event or transaction has occurred with respect to any Plan which could reasonably be expected to result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty.  Neither the Borrower nor any Subsidiary has any contingent liability with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA and liability for post-retirement medical and life insurance benefits.

Section 6.13.           Material Agreements.  Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction materially and adversely affecting its business, properties or assets, operations or condition (financial or otherwise).  Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default might have a material adverse effect on the business, properties or assets, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (ii) any agreement or instrument evidencing or governing Indebtedness.

Section 6.14.            Compliance with Laws.

(a)  Environmental.

(i) The business and operation of the Borrower and its Subsidiaries comply in all respects with all applicable Environmental Legal Requirements, except to the extent that such noncompliance would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

(ii) Neither the Borrower nor any Subsidiary has given, nor should it give, nor has it received, any notice, letter, citation, order, warning, complaint, inquiry, claim or demand that: (i) the Borrower or such Subsidiary has violated, or is about to violate, any federal, state, regional, county or local environmental, health or safety statute, law, rule, regulation, ordinance, judgment or order; (ii) there has been a release, or there is a threat of release, of Hazardous Substances (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons) from the Borrower’s or such Subsidiary’s property, facilities, equipment or vehicles; (iii) the Borrower or such Subsidiary may be or is liable, in whole or in part, for the costs or cleaning up, remediating or responding to a release of Hazardous Substances (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons); (iv) any of the Borrower’s or such Subsidiary’s property or assets are subject to a Lien in favor of any governmental entity for any liability, costs or damages, under any federal, state or local environmental law, rule or regulation arising from, or costs incurred by such governmental entity in response to, a release of a Hazardous Substance (including, without limitation, petroleum, its by-products or derivatives, or other hydrocarbons), except to the extent that such violation, release, liability or Lien could not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

              (b)Other Laws.  The Borrower and its Subsidiaries are in compliance with all other federal, state and local laws, rules and regulations applicable to or pertaining to the Properties or business operations of the Borrower or any Subsidiary (including without limitation all applicable state consumer credit and protection laws, the Federal Fair Credit Reporting Act, the Federal Truth In Lending Act, the Federal Fair Debt Collection Practices Act, laws regulating small loan companies, the Occupational Safety and Health Act of 1970 and the Americans with Disabilities Act of 1990), non-compliance with which could have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

              (c)OFAC.  The Borrower is in compliance with the requirements of all OFAC Sanctions Programs to the extent applicable to it, (b) each Subsidiary of the Borrower is in compliance with the requirements of all OFAC Sanctions Programs to the extent applicable to such Subsidiary, (c) the Borrower has provided to the Administrative Agent and the Lenders all information requested by Administrative Agent or the Lenders regarding the Borrower and its Affiliates and Subsidiaries necessary for the Administrative Agent and the Lenders to comply with all applicable OFAC Sanctions Programs, and (d) to the best of the Borrower’s knowledge, neither the Borrower nor any of its Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.

Section 6.15.           Full Disclosure.  The financial statements referred to in Section 6.6 do not, nor do the written statements or information, if any, furnished by the Borrower to any Lender in connection with the negotiation of or its participation in this Agreement contain any untrue statement of a material fact or omit a material fact necessary to make the material statements contained therein not misleading.

Section 6.16.            No Defaults.  No Default or Event of Default has occurred and is continuing.

SECTION 7          Conditions Precedent.

The obligation of the Lenders to make any Loan hereunder shall be subject to the following conditions precedent to the satisfaction of the Administrative Agent and the Required Lenders:

Section 7.1.              Initial Borrowing.  Prior to the making of the initial Borrowing hereunder:

                 (a)The Administrative Agent shall have received for each Lender the favorable written opinion of Judson K. Chapin, III, General Counsel to the Borrower, in form and substance satisfactory to the Administrative Agent;

                 (b)The Administrative Agent shall have received for each Lender (i) copies of the Borrower’s and each Subsidiary’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary, (ii) certified copies of resolutions of the Board of Directors of the Borrower and of each Restricted Subsidiary authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party, indicating the authorized signers of this Agreement and the other Loan Documents and all other documents relating thereto, the persons authorized to request Borrowings hereunder and the specimen signatures of such signers, and (iii) one original certificate of good standing (with copies for each Lender) certified by the appropriate governmental officer in the jurisdiction of the Borrower’s and each Restricted Subsidiaries’ incorporation and each state in which it is authorized to do business as a foreign corporation;

                 (c)The Administrative Agent shall have received for the Lenders fully executed copies of this Agreement, the Notes, the Intercreditor Agreement, the Company Security Agreement, Subsidiary Security Agreement the Subsidiary Guaranty Agreement and all other Loan Documents;

                 (d)The Administrative Agent shall have received for the Lenders copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Agreement and the other Loan Documents;

                 (e)The Administrative Agent shall have received a fully executed Revolving Credit Agreement together with all other documents, instruments and agreements entered into in connection therewith;

                 (f)The Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 for the Borrower and each Restricted Subsidiary (other than the Insurance Subsidiary), and each of the Lenders shall have received all other documentation and information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and antimoney laundering rules and regulations, including without limitation, the United States Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));

                 (g)The Administrative Agent shall have received financing statement lien search results against the Property of the Borrower and each Restricted Subsidiary (other than the Insurance Subsidiary) evidencing the absence of Liens on its Property except as permitted by Section 8.11 hereof;

                 (h)The Administrative Agent shall have received for the account of the Lenders a borrowing base certificate substantially in the form attached hereto as Exhibit A showing the computation of the Borrowing Base as of the close of business on August 31, 2010.

Section 7.2.              All Loans.  As of the time of the making of each advance of a new Borrowing (including the initial Borrowing):

                 (a)The Administrative Agent shall have received for each Lender the Notes of the Borrower and the notice required by Section 2.3 hereof;

                 (b)Each of the representations and warranties of the Borrower set forth in Section 6 hereof shall be true and correct in all material respects as of said time, except to the extent that any such representation or warranty relates solely to an earlier date;

                 (c)The Borrower and its Restricted Subsidiaries shall be in compliance with all of the terms and conditions hereof and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such Borrowing;

                 (d)After giving effect to the Borrowing the aggregate principal amount of all Loans hereunder shall not exceed the lesser of (i) the Borrowing Base or (ii) Commitments; and

                 (e)Such Borrowing shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in subsections (a)-(d) of this Section 7.2.

SECTION 8          Covenants.

Section 8.1.             Existence, Etc.  The Borrower will preserve and keep in force and effect, and will cause each Subsidiary to preserve and keep in force and effect, its legal existence and all licenses and permits necessary to the proper conduct of its business.

Section 8.2.             Insurance.  The Borrower will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers accorded a rating of A or better by A.M. Best Company, Inc. (the “Best Rating”) at the time of the issuance of any such policy and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties with each such policy requiring renewal of such policy at intervals of no greater than one year from the date of issuance or renewal thereof; provided, however, that if during the term of any such insurance policy the rating accorded any insurer shall be less than a Best Rating of A, the Borrower will, on the date of renewal of any such policy (or, if such change in rating shall occur within 90 days prior to such renewal date, within 90 days of the date of such change in rating), obtain such insurance policy from an insurer accorded a Best Rating of A or better.

Section 8.3.             Taxes, Claims for Labor and Materials.  The Borrower will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon the Borrower or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Borrower or such Subsidiary (including, but not limited to the Property of such Persons), all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a lien or charge upon any property of the Borrower or such Subsidiary (including, but not limited to the Property of such Persons); provided the Borrower or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (a) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Borrower or such Subsidiary or any material interference with the use thereof by the Borrower or such Subsidiary, and (b) the Borrower or such Subsidiary shall set aside on its books reserves adequate in accordance with GAAP with respect thereto.

Section 8.4.             Compliance with Laws; OFAC.  (a)        The Borrower will promptly comply, and will cause each Subsidiary to comply, with all laws, ordinances or governmental rules and regulations to which it is subject, including without limitation, ERISA and all Environmental Legal Requirements the violation of which could, individually or in the aggregate, materially and adversely affect the properties (including the Property of such Persons), business, prospects, profits or condition of the Borrower and its Subsidiaries or could, individually or in the aggregate, result in any lien or charge upon any property of the Borrower or any Subsidiary.

(b)           OFAC.  The Borrower shall at all times comply with the requirements of all OFAC Sanctions Programs to the extent applicable to the Borrower and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs to the extent applicable to such Subsidiary.  The Borrower shall provide the Administrative Agent and the Lenders any information regarding the Borrower, its Affiliates, and its Subsidiaries requested by Administrative Agent or the Lenders necessary for the Administrative Agent and the Lenders to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to the Borrower’s ability to provide information applicable to them.  If the Borrower obtains actual knowledge or receives any written notice that the Borrower, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), the Borrower shall promptly (i) give written notice to the Administrative Agent and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and the Borrower hereby authorizes and consents to the Administrative Agent and the Lenders taking any and all steps the Administrative Agent or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

Section 8.5.             Maintenance, Etc.  The Borrower will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order (ordinary wear and tear excepted) and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

Section 8.6.             Nature of Business.  Neither the Borrower nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Restricted Subsidiaries (including, but not limited to, the Insurance Subsidiary) would be substantially changed from the general nature of the business engaged in by the Borrower and its Restricted Subsidiaries on the date of this Agreement.

Section 8.7.             Consolidated Net Worth. The Borrower will at all times keep and maintain Consolidated Net Worth at an amount not less than the Minimum Net Worth.  For purposes of this Section, “Minimum Net Worth” (a) for the fiscal quarter of the Borrower ending March 31, 2010, shall be $275,000,000 and (b) for each fiscal quarter thereafter shall be the sum of the Minimum Net Worth for the immediately preceding fiscal quarter plus 50% of Consolidated Net Income for such fiscal quarter (but without deduction in the case of any deficit in Consolidated Net Income for such fiscal quarter).

Section 8.8.             Fixed Charge Coverage Ratio.  The Borrower will at the end of each fiscal quarter have a ratio of Net Income Available for Fixed Charges to Fixed Charges for each period of four consecutive fiscal quarters then ending at not less than 2.00 to 1.0.

Section 8.9.              Permitted Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, issue, assume or permit to exist any Indebtedness for Borrowed Money other than:

                 (a)the Notes issued hereunder, and the Subsidiary Guaranty Agreement relating thereto;

                 (b)the Revolving Obligations, the principal balance of which shall not exceed $350,000,000 at any time (determined exclusive of any hedging liability);

                 (c)unsecured Subordinated Debt;

                 (d)debt incurred in connection with permitted Fixed Asset Financing;

                 (e)unsecured Indebtedness for Borrowed Money owing between the Borrower and its Restricted Subsidiaries in the ordinary course of business, provided that the aggregate amount of Indebtedness for Borrowed Money at any one time owing either by or to the Insurance Subsidiary shall not exceed $2,000,000;

                 (f)other unsecured Indebtedness for Borrowed Money to any Person (other than to the Borrower or another Restricted Subsidiary) in an aggregate amount for the Borrower and all Restricted Subsidiaries not exceeding $6,000,000 at any time outstanding; and

                 (g)Indebtedness owing under the Convertible Notes.

Section 8.10.           Limitations on Indebtedness. The Borrower will not at any time permit the aggregate unpaid principal amount of Total Debt, on a consolidated basis, to exceed 375% of Consolidated Adjusted Net Worth.

Section 8.11.           Limitation on Liens.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired; provided, however, that the foregoing restriction and limitation shall not apply to the following Liens:

                 (a)on and after the Grant Date, Liens created under the Collateral Documents;

                 (b)Liens existing as of the date hereof and reflected on Schedule 8.11 hereto;

                 (c)Liens existing on property at the time acquired by the Borrower or any Restricted Subsidiary thereof or existing on the property of a corporation at the time it becomes a Restricted Subsidiary, or placed upon property within 120 days after the date of acquisition thereof by the Borrower or any Restricted Subsidiary to secure a portion of the purchase price thereof, but only if (i) such Lien shall attach solely to the property acquired, purchased or constructed and (ii) such Lien does not exceed the lesser of the fair market value or cost of such property;

                 (d)Liens constituting renewals, extensions or refundings of Liens permitted by clause (b) or (c) above, provided that the principal amount of the Indebtedness secured by any such new Lien does not exceed the principal amount of the Indebtedness being renewed, extended or refunded at the time of renewal, extension or refunding thereof and that such new Lien attaches only to the same property theretofore subject to such earlier Lien;

                 (e)Liens securing taxes, assessments or governmental charges or levies, or the claims or demands of materialmen, mechanics, carriers, workmen, repairmen, warehousemen, landlords and other like persons, provided that payment thereof is not at the time required by Section 8.3 hereof;

                 (f)other Liens incidental to the conduct of its business or the ownership of its property and assets when not incurred in connection with the borrowing of money or the obtaining of advances of credit, and which do not in the aggregate materially detract from the value of its property or assets, or materially impair the use thereof in the operation of its business;

                 (g)attachment, judgment and other similar Liens arising in connection with court proceedings, provided that (i) execution or other enforcement of such Liens is effectively stayed, (ii) the claims secured thereby are being actively contested in good faith by appropriate proceedings, (iii) adequate reserves in conformity with GAAP have been provided on the books of the Borrower or such Restricted Subsidiary and (iv) the aggregate amount of the liabilities of the Borrower and all Restricted Subsidiaries so secured, including interest and penalties thereon, shall not be in excess of $200,000 at any one time outstanding;

                 (h)Liens granted to secure the Fixed Asset Financing, provided that such Liens (x) only extend to the fixed assets acquired with the proceeds of such Fixed Asset Financing, (y) only secure the original purchase price of such fixed assets, as reduced by repayments thereon, and (z) do not extend to or cover any other Property of the Borrower or any Subsidiary; and

                 (i)Liens in favor of Revolving Agent to secure the Revolving Obligations.

Section 8.12.           Subordinated Debt; Convertible Notes.

(a)            The Obligations shall at all times constitute “Senior Debt” or “Senior Indebtedness” (or words of like import) under any indenture, instrument, or agreement relating to any Subordinated Debt.

              (b)Except as otherwise specified below, the Borrower shall not (i) amend or modify any of the terms or conditions relating to Subordinated Debt, (ii) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, (iii) make any cash payments in connection with any conversion of any such Subordinated Debt, or (iv) make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations.  Notwithstanding the foregoing, (x) with prior written notice to the Administrative Agent and the Lenders, the Borrower may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor or to any other amendment or modifications of any Subordinated Debt not adverse to the Lenders (other than amendments or modifications of the relevant subordination provisions thereof which requires the affirmative consent of the Required Lenders), and (y) with prior written notice to the Administrative Agent and the Lenders (which notice may be given the same day as the anticipated consummation of the transaction addressed in the notice), the Borrower may voluntarily prepay, redeem, or repurchase all or any part of outstanding Subordinated Debt if at the time of any such payment and after giving effect thereto no Default or Event of Default exists, which notice shall be accompanied by a duly executed officer's certificate (in form and substance acceptable to the Administrative Agent) certifying the amount of the Subordinated Debt to be voluntarily prepaid, redeemed, or repurchased, the payment or purchase price thereof, and that at the time of any such payment and after giving effect thereto no Default or Event of Default exists.

              (c)Prior to the Grant Date, the Obligations shall at all times constitute “Senior Subordinated Indebtedness” under the Convertible Indenture and shall have the same rank as the Securities (as defined in the Convertible Indenture) in right of payment.  Except as otherwise specified below, the Borrower shall not amend or modify any of the terms or conditions relating to Convertible Notes Indenture.  Notwithstanding the foregoing, with prior written notice to the Administrative Agent and the Lenders, the Borrower may agree to a decrease in the interest rate applicable thereto.  In the event any “fundamental change” (as defined in the Convertible Notes Indenture) occurs or any other event occurs or condition exists which requires the Borrower to prepay, redeem, or repurchase all or any part of outstanding Indebtedness owing under the Convertible Notes prior to its originally scheduled maturity and/or pay cash in connection with any conversion of any Convertible Notes (or any Indebtedness that constitutes a permitted refinancing or replacement thereof), the Borrower shall provided written notice of such “fundamental change,” event, or condition to the Administrative Agent and the Lenders at the time it gives (or is required to give) notice thereof to the holders of the relevant Indebtedness (or in the case of a conversion, promptly after receipt of a notice of conversion).

Section 8.13.      Mergers, Consolidations and Sales or Transfers of Assets.

(a)     The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction of merger or consolidation or transfer, sell, assign, lease, or otherwise dispose of all or a substantial part of its properties or assets to any Person, except that:

                 (1)any Restricted Subsidiary may merge or consolidate with or into the Borrower or any other Restricted Subsidiary (other than the Insurance Subsidiary) so long as in any merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation;

                 (2)the Borrower may merge or consolidate with any other Person provided that (i) the Borrower shall be the surviving and continuing corporation; and (ii) at the time of such consolidation or merger and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

                 (3)any Restricted Subsidiary may sell or convey all or substantially all of its assets to the Borrower or to another Restricted Subsidiary (other than the Insurance Subsidiary); and

                 (4)the Borrower or any Restricted Subsidiary may sell all or a substantial part of the assets of the Borrower and its Restricted Subsidiaries pursuant to, and in compliance with, Section 10.4 of the Company Security Agreement and Section 10.4 of the Subsidiary Security Agreement.

              (b)The Borrower will not permit any Restricted Subsidiary to issue or sell any shares of stock of any class or any partnership interest, membership interest or other equity interest of any type (including for the purposes of this Section 8.13, any warrants, rights or options to purchase or otherwise acquire any such equity interest or other Securities exchangeable for or convertible into any such equity interest) of such Restricted Subsidiary to any Person other than the Borrower or a Restricted Subsidiary (other than the Insurance Subsidiary), except for the purpose of qualifying directors.

              (c) The Borrower will not sell, transfer, or otherwise dispose of any shares of stock, partnership interest, membership interest or other equity interest in any Restricted Subsidiary (except (i) to qualify directors and (ii) the pledge of the Pledged Collateral securing the Revolving Obligations and under the Company Security Agreement on and after the Grant Date and any transfer or sale thereof pursuant to, and in compliance with, Section 10.4 of the Company Security Agreement) or any Indebtedness of any Restricted Subsidiary, and will not permit any Restricted Subsidiary to sell, transfer or otherwise dispose of (except (i) to the Borrower or a Restricted Subsidiary or (ii) the pledge of the Pledged Collateral securing the Revolving Obligations and under the Subsidiary Security Agreement on and after the Grant Date and any transfer or sale thereof pursuant to, and in compliance with, Section 10.4 of the Subsidiary Security Agreement) any such shares of stock, partnership interest, membership interest or other equity interest or any Indebtedness of any other Restricted Subsidiary, unless:

                 (1)simultaneously with such sale, transfer, or disposition, all such interests and all Indebtedness of such Restricted Subsidiary at the time owned by the Borrower and by every other Restricted Subsidiary shall be sold, transferred or disposed of as an entirety;

                 (2)the Board of Directors of the Borrower shall have determined, as evidenced by a resolution thereof, that the retention of such interest and Indebtedness is no longer in the best interests of the Borrower or the Lenders;

                 (3)such interest and Indebtedness is sold, transferred or otherwise disposed of to a Person, for a cash consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

                 (4)the Restricted Subsidiary being disposed of shall not have any continuing investment in the Borrower or any other Restricted Subsidiary not being simultaneously disposed of; and

                 (5)such sale or other disposition does not involve a substantial part (as hereinafter defined) of the assets of the Borrower and its Restricted Subsidiaries.

              (d)As used in this Section 8.13, in the case of the sale, lease or other disposition of any assets, such assets shall be deemed to be a “substantial part” of the assets of the Borrower and its Restricted Subsidiaries if (x) such assets, together with all other assets (i) sold, leased or otherwise disposed of by the Borrower and its Restricted Subsidiaries or (ii) subject to any waiver or supplemental agreement of the Company Security Agreement or the Subsidiary Security Agreement, in each case during the period of 12 months ending with the date of such sale, lease or disposition, contributed more than 20% of EBIT of the Borrower and its Restricted Subsidiaries determined as of the end of the fiscal year immediately preceding such sale or disposition, or (y) the book value of such assets, when added to the book value of all other assets of the Borrower and its Restricted Subsidiaries (i)  sold or otherwise disposed of by the Borrower and its Restricted Subsidiaries or (ii) subject to any waiver or supplemental agreement of the Company Security Agreement or the Subsidiary Security Agreement, in each case, during the period of 12 months ending with the date of such sale or disposition, exceeds 15% of the book value of all Receivables determined as of the end of the fiscal year immediately preceding such sale or disposition.

              (e)Nothing in this Section 8.13 shall prohibit the Borrower from transferring, selling, assigning, leasing, subleasing or otherwise disposing of an insubstantial part of its properties or assets, excluding Receivables of the Borrower and its Restricted Subsidiaries, to any Person from time to time, in the ordinary course.

Section 8.14.     Lease-Backs.  The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any arrangements, directly or indirectly, with any Person, whereby the Borrower or any Restricted Subsidiary shall sell or transfer any Property, whether now owned or hereafter acquired, used or useful in their respective businesses in connection with the rental or lease of the Property so sold or transferred or of other Property which the Borrower or any Restricted Subsidiary intends to use for substantially the same purpose or purposes as the Property so sold or transferred.

Section 8.15.     Guaranties.  The Borrower will not and will not permit any Restricted Subsidiary to become or be liable in respect of any Guaranty except: (i) Guaranties of the Borrower which are limited in amount to a stated maximum dollar exposure and are permitted under Sections 8.9 and 8.10, (ii) the Subsidiary Guaranty Agreement and (iii) Guaranties by the Restricted Subsidiaries of the Revolving Obligations.

Section 8.16.     Limitation on Restrictions.  Except as provided herein or in the Revolving Credit Agreement (or in the loan documents executed in connection therewith), the Borrower shall not and shall not permit any of its Restricted Subsidiaries directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:  (1) pay dividends or make any other distribution on any of such Restricted Subsidiary’s capital stock or other equity interests owned by the Borrower or any Restricted Subsidiary of the Borrower; (2) pay any indebtedness owed to the Borrower or any other Restricted Subsidiary; (3) make loans or advances to the Borrower or any other Restricted Subsidiary; or (4) transfer any of its property or assets to the Borrower or any other Restricted Subsidiary.  Except for the Revolving Credit Agreement (or in the loan documents executed in connection therewith), the Borrower shall not enter into any indenture, instrument, or other agreement for Indebtedness for Borrowed Money which contains, or amend any terms of any such indenture, instrument, or agreement which would result in any such indenture, instrument, or agreement having, covenants or defaults more burdensome on the Borrower or any Restricted Subsidiary than the covenants and defaults provided for in this Agreement and the other Loan Documents.

Section 8.17.     Transactions with Affiliates.  The Borrower will not, and will not permit any Restricted Subsidiary to, enter into or be a party to, any transaction or arrangement with any Affiliate (including without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate.

Section 8.18.     Investments.  The Borrower will not, and will not permit any Restricted Subsidiary to make any Investment except:

                 (a)       Investments in obligations of the United States of America (or any agency thereof for which the full faith and credit of the United States of America is pledged for the repayment of principal and interest thereof) maturing in twelve months or less from the date of acquisition thereof;

                 (b)       certificates of deposit of any banking institution with combined capital and surplus of at least $500,000,000, maturing in twelve months or less from the date of acquisition thereof which, at the time of acquisition by the Borrower or any Restricted Subsidiary, is accorded the rating of A or better by S&P and A2 or better by Moody’s, or if S&P and/or Moody’s is no longer rating any such certificates of deposit, then an equivalent rating by any other nationally recognized credit rating agency of similar standing;

                 (c)Loans, advances and extensions of credit to or for the benefit of consumer/borrowers in the ordinary course of business in accordance with Section 8.6 hereof;

                 (d)Investments by the Borrower or any Restricted Subsidiary in and to any other Restricted Subsidiary provided, however, Investments by the Borrower or any Restricted Subsidiary in and to the Insurance Subsidiary shall not from and after January 1, 2010 exceed $800,000 in the aggregate;

                 (e)Investments in commercial paper maturing in 270 days or less from the date of issuance thereof which, at the time of acquisition by the Borrower or any Restricted Subsidiary, is accorded the rating of P1 or better by S&P and A1 or better by Moody’s, or if S&P and/or Moody’s is no longer rating any such commercial paper, then an equivalent rating by any other nationally recognized credit rating agency of similar standing; or

                 (f)       Investments by the Borrower in option agreements or other convertible bond hedging arrangements entered into substantially concurrently with the issuance of the Convertible Notes (and on terms previously disclosed in writing by the Borrower to the Lenders) and maintained solely for purposes of hedging the Borrower’s obligation to issue common stock to the holders of the Convertible Notes in connection with any exercise of their conversion rights pursuant to the terms of the Convertible Note Indenture;

                 (g)Investments by the Borrower in WAC de México, S.A. de C.V., SOFOM, ENR and Servicios World Acceptance Corporation de México, S. de R.L. de C.V. (collectively, the “Mexican Subsidiaries”) in an aggregate amount not to exceed $65,000,000 at any one time outstanding; and

                 (h)other Investments (in addition to those permitted in clauses (a) through (g) above), including for purposes hereof Investments in all Unrestricted Subsidiaries other than the Mexican Subsidiaries set forth in subsection (g) above, provided that (i) the aggregate amount of Investments in all Unrestricted Subsidiaries organized outside of the United States of America (other than the Mexican Subsidiaries set forth in subsection (g) above) shall not at any time exceed 4% of Consolidated Adjusted Net Worth and (ii) the aggregate amount of all such other Investments (including Investments in Unrestricted Subsidiaries other than the Mexican Subsidiaries set forth in subsection (g) above) shall not at any time exceed 15% of Consolidated Adjusted Net Worth.

Section 8.19.      Termination of Pension Plans.  The Borrower will not and will not permit any Subsidiary to withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any Property of the Borrower or any Subsidiary pursuant to Section 4068 of ERISA.

Section 8.20.     Reports and Rights of Inspection.  The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Borrower or such Subsidiary, in accordance with GAAP consistently maintained (except for changes disclosed in the financial statements furnished to the Lenders pursuant to this Section 8.20 and concurred in by the independent public accountants referred to in paragraph (b) hereof), and will furnish to each holder of a Note and the Collateral Agent (in duplicate if so specified below or otherwise requested):

                 (a)Quarterly Statements.  As soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, a copy of:

                 (1)consolidated and consolidating balance sheets of the Borrower and its Restricted Subsidiaries as of the close of such quarter and, in the case of the consolidated balance sheets, setting forth in comparative form the amount for the corresponding period of the preceding fiscal year,

                 (2)consolidated and consolidating statements of income and retained earnings of the Borrower and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarter and, in the case of the consolidated statements of income and retained earnings, setting forth in comparative form the amount for the corresponding period of the preceding fiscal year,

                 (3)consolidated and consolidating statements of changes in financial position of the Borrower and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarter and, in the case of the consolidated statements of changes in financial position, setting forth in comparative form the amount for the corresponding period of the preceding fiscal year, and

                 (4)consolidated and consolidating statements of cash flows of the Borrower and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarter and, in the case of the consolidated statements of cash flows, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct, by an authorized financial officer of the Borrower;

                 (b)Annual Statements.  As soon as available and in any event within 120 days after the close of each fiscal year of the Borrower, an Annual Compliance Certificate and a copy of:

                 (1)consolidated and consolidating balance sheets of the Borrower and its Restricted Subsidiaries as of the close of such fiscal year,

                 (2)consolidated and consolidating statements of income and retained earnings and changes in financial position of the Borrower and its Restricted Subsidiaries for such fiscal year, and

                 (3)consolidated and consolidating statements of changes in cash flows of the Borrower and its Restricted Subsidiaries for such fiscal year,

in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion, unqualified as to scope limitations imposed by the Borrower and otherwise without qualification except as therein noted, thereon of a firm of independent public accountants of recognized national standing selected by the Borrower to the effect that the consolidated financial statements have been prepared in accordance with GAAP consistently applied (except for noted changes in application in which such accountants concur) and present fairly the financial condition of the Borrower and its Restricted Subsidiaries and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

                 (c)Audit Reports.  Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Borrower or any Restricted Subsidiary and any written communication received from such accountants and the Borrower’s response, if any, to such written communication;

                 (d)SEC and Other Reports.  Promptly upon their becoming available, one copy of each financial statement, report, notice, proxy statement or statement of additional information sent by the Borrower to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Borrower or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Borrower or any of its Subsidiaries;

                 (e)Requested Information.  With reasonable promptness, (i) upon the request of the Administrative Agent, books and records consisting of data tape information and such other documentation and information as the Administrative Agent may request and reports setting forth an aging of Receivables and detailed delinquency report, in a form acceptable to the Administrative Agent, and (ii) such other data and information as the Administrative Agent, the Collateral Agent, or any Lender may reasonably request, including at the request of the Administrative Agent;

                 (f)Officers’ Certificates.  Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Borrower stating that the officer has reviewed the provisions of this Agreement and setting forth:  (i) the information and computations (in sufficient detail) required in order to determine whether the Borrower was in compliance with the requirements of Sections 8.7 through Sections 8.18, both inclusive, at the end of the period covered by the financial statements then being furnished, and (ii) whether, to the best of such officer’s knowledge, there existed as of the date of such financial statements and whether, to the best of such officer’s knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Borrower is taking and proposes to take with respect thereto;

                 (g)Accountant’s Certificates.  Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further, whether in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

                 (h)Unrestricted Subsidiaries.  Within the respective periods provided in paragraph (b) above, financial statements of the character and for the dates and periods as in said paragraph (b) provided covering each Unrestricted Subsidiary (or groups of Unrestricted Subsidiaries on a consolidated basis);

                 (i)Loan Loss Reserve Report.  On or before the twenty-fifth day of every month, a loan loss reserve report with respect to the Borrower and its Restricted Subsidiaries for the immediately preceding month in form and substance reasonably satisfactory to the Required Lenders;

                 (j)Loan Charge-off Recovery Report.  On or before the twenty-fifth day of every month, a loan charge-off recovery report with respect to the Borrower and its Restricted Subsidiaries for the prior month in form and substance reasonably satisfactory to the Required Lenders;

                 (k)Borrowing Base Certificate.  On or before the twenty fifth day of every month, (i) a Borrowing Base Certificate substantially in the form attached hereto as Exhibit A calculated as of the last day of the immediately preceding month duly signed by the Borrower’s chief financial officer or such other officer of the Borrower acceptable to the Administrative Agent, or as may be more frequently requested by the Administrative Agent from time to time, and (ii) reports in form and substance satisfactory to the Administrative Agent, setting forth an aging of Receivables and detailed delinquency report, each in a form acceptable to the Administrative Agent, books and records consisting of data tape information and also such other documentation and information promptly after request therefor by the Administrative Agent;

                 (l)         Annual Budget.  As soon as available, and in any event within 90 days after the close of each fiscal year of the Borrower, a copy of the Borrower’s consolidated annual budget for the current fiscal year, such annual budget to show the Borrower’s projected consolidated revenues, expenses, and balance sheet on month-by-month basis, such annual budget to be in reasonable detail prepared by the Borrower and in form reasonably satisfactory to the Required Lenders; and

                 (m)       Notice of Change of Control.  Promptly upon the occurrence of any Change of Control, notice of such Change of Control.

Without limiting the foregoing, the Borrower will permit the Administrative Agent, each Lender and the Collateral Agent (or such Persons as any Lender or the Collateral Agent may designate) to visit and inspect, any of the properties of the Borrower or any Subsidiary, to inspect its respective Property, to examine all their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss with such Persons the finances and affairs of the Borrower and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested.  Following the occurrence of an Event of Default or Default, each such visitation, inspection or discussion shall be at the sole cost and expense of the Borrower.

Section 8.21.      Senior Revolving Credit Facility.  The Borrower shall at all times maintain Wells Fargo Preferred Capital, Inc. as a lender under the Revolving Credit Agreement and any other senior revolving credit facility, in each case with a commitment in an amount of at least 20% of the total commitments thereunder or such lesser percentage as agreed to by Wells Fargo Preferred Capital, Inc. (in its sole discretion).

SECTION 9           Events of Default and Remedies.

Section 9.1.        Events of Default.  Any one or more of the following shall constitute an Event of Default:

                 (a)Default shall occur in the payment of interest on any Note or any other sums (other than for principal on the Note) required to be paid pursuant to this Agreement or any other Loan Document when the same shall have become due and such default shall continue for more than five days; or

                 (b)Default shall occur in the making of any required prepayment of principal on any of the Notes when due; or

                 (c)Default shall occur in the making of any other payment of the principal of any Note thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

                 (d)Default shall occur in the observance or performance of any covenant or agreement contained in Sections 8.7 through 8.18 hereof, both inclusive; or

                 (e)The Borrower shall, without the prior written consent of the Required Lenders, make any voluntary prepayment, or enter into any amendment changing any payment due dates, on any Subordinated Debt except as permitted by this Agreement; or

                 (f)Default shall occur in the observance or performance of any other provision of this Agreement or any other Loan Document which is not remedied within 30 days after the earlier to occur of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) the date on which notice thereof is given to the Borrower; or

                 (g)An “Event of Default” shall occur under (i) the Convertible Notes or Convertible Notes Indenture or (ii) any indenture, instrument, or agreement setting forth the terms and conditions applicable to any Subordinated Debt; or

                 (h)Default by the Borrower or any Subsidiary of any of its obligations under any interest rate, currency, commodity, or equity option or hedging agreement (including any option or convertible bond hedging agreement entered into in connection with the issuance of the Convertible Notes) other than any such agreement constituting part of the Revolving Obligations; or

                 (i)Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest or premium on any Indebtedness for Borrowed Money in excess of $2,000,000 (other than the Notes and any such agreement constituting part of the Revolving Obligations) of the Borrower or any Subsidiary, individually or in the aggregate, and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

                 (j)Default or the happening of any event shall occur under any indenture, agreement, or other instrument under which any Indebtedness for Borrowed Money in excess of $2,000,000 of the Borrower or any Subsidiary (other than this Agreement or the Subsidiary Guaranty Agreement or any such agreement constituting part of the Revolving Obligations), individually or in the aggregate, may be issued and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any Indebtedness for Borrowed Money of the Borrower or any Subsidiary outstanding thereunder; or

                 (k)Any representation or warranty made by the Borrower or any Restricted Subsidiary herein or in any other Loan Document or made by the Borrower or any Restricted Subsidiary in any statement or certificate furnished by the Borrower or any Restricted Subsidiary in connection with the execution and delivery of the Notes or furnished by the Borrower or any Restricted Subsidiary pursuant hereto or pursuant to any other Loan Document is untrue in any material respect as of the date of the issuance or making thereof; or

                 (l)         The Subsidiary Guaranty Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in whole or in part in any respect or shall otherwise cease to be in full force and effect or the Borrower or any Restricted Subsidiary takes any action for the purpose of repudiating or rescinding any Loan Document or the obligations of the Borrower or any Restricted Subsidiary, respectively, thereunder or the Borrower or any Restricted Subsidiary declares that the obligations of the Borrower or any Restricted Subsidiary under any Loan Document are unenforceable; or

                 (m)       The Collateral Documents shall cease to be in full force and effect, or on or after the Grant Date, shall cease to give the Collateral Agent the Liens purported to be created thereby or on or after the Grant Date, in the reasonable judgment of the Required Lenders, the practical realization of the benefits of the Liens purported to be created thereby; or

                 (n)Final judgment or judgments for the payment of money aggregating in excess of $200,000 is or are outstanding against the Borrower or any Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

                 (o)The Borrower or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $200,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $200,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

                 (p)A custodian, trustee or receiver is appointed for the Borrower or any Subsidiary or for the major part of the property of either and is not discharged within 45 days after such appointment; or

                 (q)The Borrower or any Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Borrower or any Subsidiary causes or suffers an order for relief to be entered with respect to it under applicable Federal bankruptcy law or applies for or consents to the appointment of a custodian, trustee or receiver for the Borrower or such Subsidiary or for the major part of the property of either; or

                 (r)        Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Borrower or any Subsidiary and, if instituted against the Borrower or any Subsidiary, are consented to or are not dismissed within 60 days after such institution;

                 (s)any Change of Control shall occur; or

                 (t)         the acceleration of the Revolving Obligations; or

                 (u)the Grant Date does not occur on or before November 1, 2011.

Section 9.2.        Notice to Lenders.  When any Default or Event of Default described in the foregoing Section 9.1 has occurred, or if any Lender or the holder of any other evidence of Indebtedness of the Borrower gives any notice or takes any other action with respect to a claimed default, the Borrower agrees to give notice within three business days (except as otherwise specifically provided herein) of such event to all Lenders, such notice to be in writing and sent by registered or certified mail or by telegram.

Section 9.3.       Non-Bankruptcy Defaults.  When any Event of Default other than those described in Sections (p), (q) or (r) of Section 9.1 hereof with respect to the Borrower has occurred and is continuing, the Administrative Agent shall, if so directed by the Required Lenders, by notice to the Borrower, take either or both of the following actions:

                 (a)terminate the remaining Commitments of the Lenders hereunder on the date stated in such notice (which may be the date thereof); and

                 (b)       declare the principal of and the accrued interest on all outstanding Notes of the Borrower to be forthwith due and payable and thereupon all of said Notes, including both principal and interest, shall be and become immediately due and payable together with all other amounts payable under this Agreement and the other Loan Documents without further demand, presentment, protest or notice of any kind.

The Administrative Agent, after giving notice to the Borrower pursuant to this Section 9.3, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.4.        Bankruptcy Defaults.  When any Event of Default described in Sections (p), (q) or (r) of Section 9.1 hereof with respect to the Borrower has occurred and is continuing, then all outstanding Notes, both for principal and interest, shall immediately become due and payable together with all other amounts payable under this Agreement and the other Loan Documents without presentment, demand, protest or notice of any kind, and the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate.

Section 9.5.        Expenses.  The Borrower agrees to pay to the Administrative Agent and each Lender, or any other holder of any Note outstanding hereunder, all costs and expenses incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the terms hereof or of the other Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Restricted Subsidiary as a debtor).

SECTION 10          RESERVED

SECTION 11          The Administrative Agent.

Section 11.1.      Appointment and Authorization.  Each Lender hereby irrevocably appoints Wells Fargo Preferred Capital, Inc. its Administrative Agent under this Agreement and the other Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent and on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

Section 11.2.      Administrative Agent and Affiliates.  The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not an Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not an Administrative Agent hereunder and thereunder.

Section 11.3.      Action by Administrative Agent.  If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 9.2 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof.  The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.3.  Upon the occurrence of an Event of Default on or after the Grant Date, the Administrative Agent shall instruct the Collateral Agent to take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders.  Unless and until the Required Lenders give such direction, the Administrative Agent and the Collateral Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders.  In no event, however, shall the Administrative Agent or the Collateral Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent and the Collateral Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower.  In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder.  Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.  The Administrative Agent shall be acting as an independent contractor hereunder and nothing herein shall be deemed to impose on the Administrative Agent any fiduciary obligations to the Lenders or the Borrower.

Section 11.4.     Consultation with Experts.  The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5.      Liability of Administrative Agent.  No Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder or any other Loan Document; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary in any Loan Document; (iii) the satisfaction of any condition specified in Section 7, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes, any other Loan Document or any other instrument or writing furnished in connection herewith or of the collectibility of the Obligations or the value, worth, priority, or perfection of the Collateral or the Liens provided for by the Loan Documents.  The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, request or statement (whether written or oral) or other documents believed by it to be genuine or to be signed by the proper party or parties and, in the case of legal matters, in relying on the advice of counsel (including counsel for the Borrower).  The Administrative Agent need not verify the worth or existence of the Collateral and may rely exclusively on reports of the Borrower in computing the Borrowing Base.  The Administrative Agent may treat the Lenders that are named herein as the holders of the Notes and the indebtedness contemplated herein.

Section 11.6.     Indemnification.  Each Lender shall, ratably in accordance with its Commitments (or, if the Commitments have been terminated in whole, ratably in accordance with its outstanding Loans), indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsels’ fees and disbursements), claim, demand, action, loss, obligation, damages, penalties, judgments, suits or liability (except such as result from the Administrative Agent’s gross negligence or willful misconduct) that the Administrative Agent may suffer or incur in connection with this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent hereunder or thereunder.    The obligations of the Lenders under this Section shall survive termination of this Agreement.  The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of the Administrative Agent to be held by it for its own account, but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7.     Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement or any other Loan Document.

Section 11.8.      Resignation of the Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may, with the prior written consent of the Borrower (such consent not to be unreasonably withheld), resign at any time by giving written notice thereof to the Lenders and the Borrower.  Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint, with the consent of the Borrower (such consent not to be unreasonably withheld), a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

Section 11.9.      Payments.  Unless the Administrative Agent shall have been notified by a Lender prior to the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to the Federal Funds Rate (as hereinafter defined).  If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan.  “Federal Funds Rate” shall mean the rate determined by the Administrative Agent to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 A.M. (Iowa time) (or as soon thereafter as is practicable) on such date (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for the sale to the Administrative Agent at face value of Federal Funds in an amount equal or comparable to the principal amount owed to the Administrative Agent for which such rate is being determined hereof.

Section 11.10.    Designation of Additional Agents.  The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “co-agent,” “syndication agents,” “documentation agents,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 11.11.    Authorization to Release or Subordinate or Limit Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to authorize the Collateral Agent to (a) on and after the Grant Date, release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.13 hereof or which has otherwise been consented to in accordance with Section 12.11 hereof) or the Intercreditor Agreement, (b) on and after the Grant Date, release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 8.9, 8.10, and 8.11 hereof, (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax and (d) on and after the Grant Date, release Liens on the Collateral following termination or expiration of the Commitments and payment in full in cash of the Obligations.

Section 11.12.   Collateral Agent. The Lenders and the Borrower acknowledge and agree that Wells Fargo Preferred Capital, Inc. has been appointed to act as Collateral Agent pursuant to the Loan Documents.  The Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Loan Documents as fully as if the term “Administrative Agent”, as used in this Section 11, included the Collateral Agent with respect to such acts or omissions and (ii) as additionally provided in this Agreement and any of the other Loan Documents with respect to the Collateral Agent.

Section 11.13.   Authorization to Enter into, and Enforcement of, the Collateral Documents and Intercreditor Agreement.  The Collateral Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver the Collateral Documents and the Administrative Agent and the Collateral Agent, as applicable, are hereby irrevocably authorized by each of the Lenders to execute and deliver the Intercreditor Agreement and any other subordination and/or intercreditor agreement with respect to any Subordinated Debt on behalf of each of the Lenders and their Affiliates and to take such action and exercise such powers under the Collateral Documents, the Intercreditor Agreement and such other subordination and/or intercreditor agreements as the Administrative Agent or the Collateral Agent considers appropriate, provided neither the Administrative Agent not the Collateral Agent shall amend the Collateral Documents, the Intercreditor Agreement or such other subordination and/or intercreditor agreements unless such amendment is agreed to in writing by the Required Lenders.  Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents, the Intercreditor Agreement and such other subordination and/or intercreditor agreements upon the execution and delivery thereof by the Administrative Agent or the Collateral Agent, as applicable.  Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent or the Collateral Agent, as applicable, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral on and after the Grant Date or for the execution of any trust or power in respect of the Collateral on and after the Grant Date or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents, the Intercreditor Agreement or such other subordination and/or intercreditor agreements; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Collateral Agent under the Collateral Documents or the rights of the Administrative Agent or any Collateral Agent set forth in Collateral Documents, the Intercreditor Agreement or any other subordination and/or intercreditor agreements by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent or the Collateral Agent, as applicable, in the manner provided for in the relevant Collateral Documents, Intercreditor Agreement or such other subordination and/or intercreditor agreements  for the benefit of the Lenders and their Affiliates.

SECTION 12         Miscellaneous.

Section 12.1.      Withholding Taxes.

(a)           Payments Free of Withholding.  Except as otherwise required by law and subject to Section 12.1(b) hereof, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein.  If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made.  If the Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower shall reimburse the Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made.  If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

              (b)U.S. Withholding Tax Exemptions.  Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date hereof or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code).  Thereafter and from time to time, each Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations.  Upon the request of the Borrower or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.

              (c)Inability of Lender to Submit Forms.  If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 12.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

Section 12.2.     No Waiver of Rights.  No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any Note in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right.  The rights and remedies hereunder of the Administrative Agent and the Lenders and of the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 12.3.     Non-Business Day.  If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable.  In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 12.4.     Documentary Taxes.  The Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect to this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 12.5.     Survival of Representations.  All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and of the Notes, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 12.6.     Survival of Indemnities.  All indemnities and all other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans, including, but not limited to, Section 10.3 hereof, shall survive the termination of this Agreement and the payment of the Loans and the Notes.

Section 12.7.     Sharing of Set-Off.  Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise (“Set-off”), on any of the Obligations outstanding under this Agreement in excess of its ratable share of payments on all Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Obligations held by each such other Lender (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.  Each Lender’s ratable share of any such Set-off shall be determined by the proportion that the aggregate amount of Loans then due and payable to such Lender bears to the total aggregate amount of the Loans then due and payable to all the Lenders.

Section 12.8.     Notices.  Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt.

If to the Administrative Agent, Collateral Agent or the Lender:

Wells Fargo Preferred Capital, Inc.
123 South Broad Street, 7th Floor
MAC Y1379-075
Philadelphia, Pennsylvania 19109
Attention:           Mr. William M. Laird, Senior Vice President
Telephone:         (215) 670-6100
Facsimile:           (215) 670-6120

With a copy to:

Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania  19103
Attention:           Kevin J. Baum, Esquire
Telephone:         (215) 569-5612
Facsimile:           (215) 832-5612

If to the Borrower:

World Acceptance Corporation
108 Frederick Street
Greenville, South Carolina  29607-2532
Attention:           Chief Financial Officer
Telephone:         (864) 298-9800
Facsimile:           (864) 298-9810

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Sections 1 and 2 hereof shall be effective only upon receipt.

Section 12.9.      Counterparts.  This Agreement may be executed in any number of counterparts, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument.

Section 12.10.    Successors and Assigns.

(a)     General.  This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of each of the Lenders and the benefit of their respective successors and assigns, including any subsequent holder of any Note; provided, however, that the Borrower may not assign any of its rights or obligations hereunder without the written consent of all of the Lenders.

              (b)Participations.  Each Lender shall have the right, without the consent of the Borrower, at its own cost to grant participations in the Loans made and/or Commitments held by such Lender to one or more financial institutions at any time and from time to time without the consent of the Borrower; provided, however, that (i) no such participation shall relieve any Lender of any of its obligations under this Agreement, (ii) the participant financial institutions shall be entitled to the benefits of Section  10.3 hereof but shall not be entitled to any greater payment under any of such Sections than the Lender granting such participation would have been entitled to receive with respect to the rights transferred, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with this Agreement and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of this  Agreement or any other Loan Document, provided that such participation agreement may provide that such Lender will not agree to any amendment, modification or waiver of this Agreement or any other Loan Document without the consent of such participant, that would reduce the amount of or postpone the date for payment of any principal of or interest on any Loan hereunder. The Borrower authorizes each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrower or any Subsidiary.

              (c)       Assignments.  Each Lender shall have the right at any time, with the prior consent of the Administrative Agent and, except as provided below, the Borrower (which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed) to sell, assign, transfer or negotiate all or any part of its rights and obligations under the Loan Documents (including, without limitation, the indebtedness evidenced by the Notes then held by such assigning Lender) to one or more commercial banks or other financial institutions or investors, provided that, unless otherwise agreed to by the Administrative Agent, such assignment shall be of a fixed percentage (and not by its terms of varying percentage) of the assigning Lender’s rights and obligations under the Loan Documents; provided, however, that in order to make any such assignment (i) unless the assigning Lender is assigning all of its Commitments and outstanding Loans, the assigning Lender shall retain at least $5,000,000 in unused Commitments and outstanding Loans, (ii) the assignee Lender shall have Commitments and outstanding Loans of at least $5,000,000, (iii) the consent of the Borrower shall not be required for any assignment by a Lender to an Affiliate of such Lender or for any assignment made during the existence of any Event of Default, (iv) each such assignment shall be evidenced by a written agreement (in form and substance acceptable to the Administrative Agent) executed by such assigning Lender, such assignee Lender or Lenders, the Administrative Agent and, unless not required under clause (iii) above, the Borrower, which agreement shall specify in each instance the portion of the Obligations which are to be assigned to the assignee Lender and the portion of the Commitments of the assigning Lender to be assumed by the assignee Lender, and (v) the assigning Lender shall pay to the Administrative Agent a processing fee of $3,500 in connection with any such assignment agreement.  Any such assignee shall become a Lender for all purposes hereunder to the extent of the rights and obligations under the Loan Documents it assumes and the assigning Lender shall be released from its obligations, and will have released its rights, under the Loan Documents to the extent of such assignment.  The address for notices to such assignee Lender shall be as specified in the assignment agreement executed by it.  Promptly upon the effectiveness of any such assignment agreement, the Borrower shall execute and deliver replacement Notes to the assignee Lender and the assigning Lender in the respective amounts of their Commitments (or assigned principal amounts, as applicable) after giving effect to the reduction occasioned by such assignment (all such Notes to constitute “Notes” for all purposes of the Loan Documents), and the assignee Lender shall thereafter surrender to the Borrower its old Notes.  The Borrower authorizes each Lender to disclose to any purchaser or prospective purchaser of an interest in the Loans or its Commitments under this Section any financial or other information pertaining to the Borrower or any Subsidiary.

              (d)Pledge.  In addition to the foregoing, any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

Section 12.11.   Amendments.  Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent, as applicable, and (d) if the rights or duties of the Collateral Agent are affected thereby, the Collateral Agent; provided that:

                 (i)        no amendment or waiver pursuant to this Section shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for  any scheduled payment of any principal of or interest on any Loan or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or other credit hereunder; and

                 (ii)       no amendment or waiver pursuant to this Section shall, unless signed by each Lender, extend the Termination Date, change the provisions of this Section, the definition of Required Lenders, or the provisions of Section 9.4, release any material guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder.

Section 12.12.   Non-Reliance on Margin Stock.  Each of the Lenders represents to the Administrative Agent and to each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 12.13.    Fees and Indemnification.

    (a)     The Borrower agrees to pay the reasonable fees and disbursements of counsel to the Administrative Agent and the Collateral Agent in connection with the preparation and execution of this Agreement and the other Loan Documents, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated.

                (b)     The Borrower further agrees to indemnify the Administrative Agent, each Lender, and any security trustee or collateral agent therefore (including the Collateral Agent), and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification.  The Borrower, upon demand by the Administrative Agent, the Collateral Agent, or a Lender at any time, shall reimburse the Administrative Agent, the Collateral Agent, or such Lender for any legal or other expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  The obligations of the Borrower under this Section shall survive the termination of this Agreement.

Section 12.14.   Set-off.  In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, with the prior written consent of the Administrative Agent, each Lender and each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, subsequent holder, or affiliate, to or for the credit or the account of the Borrower, whether or not matured, against and on account of the Obligations of the Borrower to that Lender or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 12.15.   Governing Law.   THIS AGREEMENT AND ALL DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN THE STATE OF IOWA AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF IOWA.

Section 12.16.    Headings.  Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 12.17.   Entire Agreement.  The Loan Documents constitute the entire understanding of the parties hereto with respect to the subject matter hereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded hereby.

Section 12.18.   Severability of Provisions.  Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 12.19.   Excess Interest.  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 12.20.  Construction.  The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 12.21.  Submission to Jurisdiction; Waiver of Jury Trial.  The Borrower hereby submits to the nonexclusive jurisdiction of any state or federal court located in Polk County, Iowa for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.  The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  The Borrower, the Administrative Agent and each Lender hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

Section 12.22.   Exchanging Information.  The Administrative Agent, the Lenders, Wells Fargo & Company, Wells Fargo Financial, Inc. and all direct and indirect subsidiaries the of Administrative Agent, the Lenders, Wells Fargo & Company or Wells Fargo Financial, Inc. may exchange and share any and all information they may have in their possession regarding the Borrower and its Subsidiaries and Affiliates with the Administrative Agent’s and the Lenders’ prospective participants, affiliates, accountants, lawyers and other advisors, the Administrative Agent, Lenders, Wells Fargo & Company, Wells Fargo Financial, Inc. and all direct and indirect subsidiaries of the Administrative Agent, Lender, Wells Fargo & Company or Wells Fargo Financial, Inc., and the Borrower waives any right of confidentiality it may have with respect to such exchange of such information.

Section 12.23.   Advertisement.  Each Lender and the Borrower hereby authorizes the Administrative Agent to publish the name of such Lender and the Borrower, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the title and role of each party to this Agreement and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Administrative Agent elects to submit for publication (“Press Release”).  With respect to any of the foregoing, the Administrative Agent shall provide Lenders and the Borrower with an opportunity to review and confer with the Administrative Agent regarding the contents of any Press Release prior to its submission for publication

Section 12.24.   Confidentiality.  Each of the Administrative Agent and the Lenders severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any selfregulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j).  For purposes of this Section, “Information” means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries or from any other Person on behalf of the Borrower or any of the Subsidiaries.

[Signature Pages to Follow]

Upon execution hereof by all the parties, this Agreement is dated as of the date and year first above written and shall be a contract among the parties for the purposes hereinabove set forth.

WORLD ACCEPTANCE CORPORATION

By
A. Alexander McLean III, Chief Executive
Officer

Accepted and agreed to as of the day and year last above written.

WELLS FARGO PREFERRED CAPITAL, INC.,
as Administrative Agent and Lender

By
William M. Laird, Senior Vice President

S-1

Exhibit A

Borrowing Base Certificate

See attached

S-1

Exhibit B

Form of Annual Compliance Certificate

ANNUAL COMPLIANCE CERTIFICATE

In connection with that certain Subordinated Credit Agreement dated as of September 17, 2010 by and among World Acceptance Corporation (“Borrower”), Wells Fargo Preferred Capital, Inc. (“Administrative Agent”), and each of the financial institutions a party thereto (“Lenders”) and the other agreements and documents executed and delivered by Borrower to Administrative Agent in connection therewith, as the same may have been amended from time to time (collectively, the “Credit Agreement”), the undersigned does hereby certify, represent and warrant to Administrative Agent, the truth, accuracy and completeness of the following statements as of the date set opposite his/her signature below:

1.   The Borrower remains in compliance with all financial covenants and other covenants contained in the Credit Agreement as of the date hereof; all representations and warranties contained in the Credit Agreement are and remain true, accurate and complete in all material respects as of the date hereof; and no event has occurred as of the date hereof that constitutes, or, with the passage of time or the giving of notice, or both, would constitute, a Default or an Event of Default under the Credit Agreement.

2.   Other than Non-Material Violations (as defined below), Borrower is in compliance with, and has appropriate internal control processes, policies and procedures in place to remain in compliance with, all federal, state and local laws, rules and regulations (“Laws and Regulations”) applicable to (i) the transactions contemplated in the Credit Agreement and (ii) Borrower’s business in general, the extension of consumer credit, and the protection of consumer rights, including, without limitation, Laws and Regulations relating to usury and maximum allowable finance charges, insurance products, the charging of fees, the marketing, offering and sale of Borrower’s products and services, and those Laws and Regulations commonly known as the Consumer Credit Protection Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the Fair Debt Collections Practices Act, the Magnuson-Moss Warranty Act, Regulations B and Z of the Federal Reserve Board.  The term “Non-Material Violations” as used above means violations of Laws and Regulations by Borrower that would not, either presently or with the passage of time, and either individually or in the aggregate, (i) have a material adverse effect on the Borrower’s financial condition or business taken as a whole or (ii) adversely affect the condition or value of the Collateral (as defined in the Credit Agreement) or the enforceability of material contracts and Finance Receivables (as defined in the Credit Agreement).

3.   The undersigned is the [President/CEO] of Borrower, and, as such, the undersigned has the full power and authority to execute and deliver this Certificate to Administrative Agent.  The undersigned does hereby personally verify that the statements made herein are true, correct and complete in every respect, and the undersigned understands that the failure of any statement made herein to be true, correct or complete will constitute an event of default (however the same may be designated) under the Credit Agreement.

D-1-2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date written below.

Date:
Name:
Title:

D-1-3

Schedule 1.1

Commitments

Name of Lender	Dates	Commitments

Wells Fargo Preferred Capital, Inc.	9/17/10 to 9/16/11	$75,000,000.00
	9/17/11 to 9/16/12	$70,000,000.00
	9/17/12 to 9/16/13	$65,000,000.00
	9/17/13 to 9/16/14	$60,000,000.00
	9/17/14 and thereafter	$55,000,000.00

S-1

Schedule 6.2

Subsidiaries

Name	Jurisdiction of Organization	Owner	Percentage Ownership

WAC Insurance Company, Ltd.	Turks and Caicos Island	World Acceptance Corporation	100%

WFC of South Carolina, Inc.	South Carolina	World Acceptance Corporation	100%

World Acceptance Corporation of Alabama	Alabama	World Acceptance Corporation	100%

World Acceptance Corporation of Missouri	Missouri	World Acceptance Corporation	100%

World Finance Corporation of Georgia	Georgia	World Acceptance Corporation	100%

World Finance Corporation of Illinois	Illinois	World Acceptance Corporation	100%

World Finance Corporation of Louisiana	Louisiana	World Acceptance Corporation	100%

World Finance Corporation of New Mexico	New Mexico	World Acceptance Corporation	100%

World Finance Corporation of South Carolina	South Carolina	World Acceptance Corporation	100%

World Finance Corporation of Tennessee	Tennessee	World Acceptance Corporation	100%

World Finance Corporation of Texas	Texas	World Acceptance Corporation	100%

World Acceptance Corporation of Oklahoma, Inc.	Oklahoma	World Finance Corporation of Texas	100%

WFC Limited Partnership	Texas	World Acceptance Corporation of Oklahoma, Inc. (99%) and WFC of South Carolina, Inc. (1%)	100%

World Finance Corporation of Kentucky	Kentucky	World Acceptance Corporation	100%

World Finance Corporation of Colorado	Colorado	World Acceptance Corporation	100%

WFC Services, Inc., a South Carolina corporation	South Carolina	World Acceptance Corporation	100%

World Acceptance Corporation de México, S. de R.L. de C.V.	Mexico	World Acceptance Corporation (99%) and WFC Services, Inc., a South Carolina corporation (1%)	100%

Servicios World Acceptance Corporation de México, S. de R.L. de C.V.	Mexico	World Acceptance Corporation (1%) and WFC Services, Inc., a South Carolina corporation (99%)	100%

World Finance Corporation of Wisconsin	Wisconsin	World Acceptance Corporation	100%

Schedule 6.8

Pending Litigation

On September 2, 2010, the Company and World Finance Corporation of Georgia were served with a summons and complaint in the case of Mary A. Rawls vs. World Acceptance Corporation; World Finance Corporation of Georgia; Fortegra Financial Corporation fka Life of the South; and Life of the South Insurance Company pending in the Superior Court of Fulton County, Georgia (case number 2010CV190522) alleging violations of Georgia and federal law in connection with the sale of non-file insurance products and seeking class certification and unspecified monetary damages, injunctive relief and attorney’s fees.  A copy of plaintiff’s pleadings has been furnished to the Administrative Agent and its attorneys.

Schedule 6.9

Pending Tax Dispute

None

Schedule 6.11

Existing Indebtedness For Borrowed Money

(a)          Obligations under this Agreement.

(b)          Revolving Obligations.

(c)           Indebtedness for Borrowed Money as evidenced by the Senior Subordinated Convertible Notes.

Schedule 8.11

Existing Liens

None